Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-260254) on Form S-1 and the Registration Statement (No. 333-261360) on Form S-8 of MoneyLion Inc. of our report dated March 17, 2022, relating to the consolidated financial statements of MoneyLion Inc., appearing in this Annual Report on Form 10-K of MoneyLion Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Austin, Texas

March 17, 2022